Exhibit 4.42
NORD/LB
04 April 2016 Private & Confidential
Binding Term Sheet
for
TOP SHIPS Inc
USD 23,185,000
Post-Delivery Term Loan Facility for the
financing of one 50,000dwt Eco design Product
Tanker new building to be built at Hyundai
Vinashin with hull no. S414

NORD/LB	Private & Confidential

This Binding Term Sheet summarizes certain terms and conditions under which we are prepared to grant the Facility and is strictly subject to loan and security documentation to be in form and substance satisfactory to Nord LB.
THE PARTIES
Borrower:	Monte Carlo Seven Shipping Company, Liberia
Sponsor:	Top Ships Inc .
Guarantor:	Top Ships Inc.
Lender:	NORDDEUTSCHE LANDESBANK GIROZENTRALE, Hannover Germany
Security Agent:	NORDDEUTSCHE LANDESBANK GIROZENTRALE, Hannover Germany
Facility Agent:	NORDDEUTSCHE LANDESBANK GIROZENTRALE, Hannover Germany
Swap Bank:	NORDDEUTSCHE LANDESBANK GIROZENTRALE, Hannover Germany
Account Bank:	NORDDEUTSCHE LANDESBANK GIROZENTRALE, Hannover Germany
Initial Charterer	Stena Weco AS, Rungsted Kyst, Denmark
Other Parties:	e.g. Time or Bareboat Charterer, CoA Party, C1RR Agent, Technical Ship Manager, Commercial Ship Manager, the Seller in case of vessel resale, etc.
THE VESSEL
Vessel:	50,000 dwt Product Tanker my "STENAWECO EXCELLENCE" (the "Vessel"). Builder's Hull no. S414, to be delivered in 92 2016
Shipyard:	Hyundai Vinashin, Vietnam
Shipbuilding Cost:	The Vessel's aggregate shipbuilding cost amounts up to USD 30,600,000 plus additional costs of USD 115,000.
Shipbuilding Contract:
A contract between the Shipyard and the Borrower dated 13th April 2013, as amended and supplemented from time to time. The terms and conditions of the Shipbuilding Contract must be fully acceptable to the Lender.

Delivery:
The scheduled delivery date according to the Shipbuilding Contract (30th April 2016) (the "Contract Delivery Date") or such other date on which the actual delivery of the Vessel takes place (the "Delivery").

NORD/LB	Private & Confidential

Employment:
The Vessel will be subject to a time charter agreement (the "Time Charter") to be entered into between the Borrower and the Initial Charterer under which the Borrower will charter the Vessel to the Initial Charterer from its Delivery at a gross rate of USD 16,200 per day.

Under the respective Time Charter, charter hire shall cover all the liabilities of the Borrower towards the Lender under the financing agreements and the hire payable to the Borrower under the Time Charter shall be sufficient to cover the debt service (principal, interest and any other amounts) which falls due and payable under the Facility as well as all operating expenses and any other amounts.

The Initial Charterer will charter the Vessel from the Borrower for a period no shorter than 3 years
.

THE FACILITY
Facility:	Senior secured term loan facility. The Facility shall comprise a post-delivery loan (the "Post-Delivery Loan").
Purpose:	Partial Post-Delivery financing of the Vessel.
Project enlargement Clause:
Due to the pre-discussion about the potential extension by structuring a Senior loan facility for Hull S414 and hull S417 and the current decision to go ahead with Hull S414 Lender request the right of first refusal to extend this project and arrange a total financing of both mentioned vessels.

It is agreed that Lender's right is limited to a firm commitment if term sheet is provided not later than 15 April 2016 and terms are on a mutual agreed basis.

Facility Amount
Up to the lower of (i) 75.5% of the final Shipbuilding Cost, (ii) 65.0% of the fair market value ("FMV") of the Vessel at Delivery and (iii) USD 23,185,000 (the "Initial Facility Amount").

FMV according to Security Coverage max. 30 days prior to delivery of the respective vessel.

Currency:	USD only
Term of the Facility:	7 years from the Vessel's Drawdown.
Equity:	To be provided upfront Drawdown.
Drawdown:	Subject to the fulfilment of the Conditions Precedent:

NORD/LB	Private & Confidential

Post-Delivery Loan: upon Delivery of the Vessel. The respective drawdown notice has to be provided in writing and at least five (5) business days in advance.
Repayment Profile:
Post-Delivery Loan:

12 consecutive, equal, quarterly instalments of USD 511,450 each, commencing 3 months after Drawdown followed by 16 consecutive, equal, quarterly instalments of USD 473,000 and a balloon payment of USD 9,479,600 at the end of the Term.

Payments must be free of any set-off, deductions or withholding taxes.

Prepayment:
Voluntary: The Facility may be prepaid by the Borrower in whole or in multiples of USD 250,000 by giving the Lender at least ten (10) business days prior written notice and against the payment of a Prepayment Fee.

Mandatory: As usual and customary, including, but not limited to: breach of FMV clause, sale of Vessel, total loss, etc.

The Borrower would always have to reimburse break funding costs (if any). Facility Amounts prepaid shall not be available for re-drawing and be credited in inverse order of maturity during the first 3 years and from year 4 onwards on a pro rata basis.

Derivatives:
The Borrower shall have the option to enter into an interest rate swap and/or other derivative transaction(s) relating to the Facility covering up to 100% on the basis of a derivative master agreement. Such transactions to be provided by the Swap Bank shall be secured on a pari passu basis with the Facility.

Availability Period:
The Facility will be available for drawdown from the date when all Conditions Precedent are satisfied or waived until the earlier of (I) 270 days after the Contract Delivery Date (means 30 April 2016) and (ii) the date on which the total Facility Amount is fully disbursed, cancelled or terminated, or such later date as the Lender may agree with the Borrower.

THE PRICING
Structuring Fee:	USD 231,850 flat; due at signing of the Facility agreement and payable at drawdown but latest at the end of the Availability Period — independently whether the loan is drawn or not.
Finder's Fee:	One time fee of USD 75,000 flat; Finder Fee payable to XRTC on drawdown of the facility

NORD/LB	Private & Confidential

Drop Dead Fee:
By signing this Binding Term Sheet the Borrower / Sponsor agree to pay to the Lender a compensation fee of USD 20,000.00 and to XRTC USD 10,000.00 if the Borrower / Sponsor decide to drop the commitment for any reasons.

Both fee amounts are due and payable upon commitment termination date.

Net Margin:	Post-Delivery Loan: 2.00% p.a.
Commitment Fee:
1.00% p.a. on the available but undrawn Initial Facility Amount; payable quarterly, in arrears, starting from the earlier of the date of signing of (i) a Binding Term Sheet only subject to satisfactory documentation and (ii) the Facility agreement.

Prepayment Fee:
0.75% flat on the Facility Amount voluntarily cancelled or not drawn by the Borrower until expiry of Availability Period or the facility amount voluntarily pre-paid within 2 years after drawdown (not applicable for mandatory prepayments) and in addition to break funding costs (if any).

The above mentioned applies also in case of a vessel's sale.

In case of a total loss, no prepayment fee will be invoiced.

THE INTEREST
Interest Period:	3 months only Calculation method for interest and Commitment Fee: act/360.
Liquidity Costs:
All costs incurred by the Lender in connection with the provision of the Facility, including but not limited to the cost for securing the liquidity risk taking into account the envisaged cash flows of the Facility.

Indicative 144 bps, per 31st March 2016 (if possible, to be determined on the day of agreement on the Binding Term Sheet).

Lender's Liquidity Costs to be fixed after written confirmation from the Borrower. The Borrower can ask the Lender from time to time for indications until the Lender and the Borrower find an agreement.

The indicative. Lender's Liquidity Cost assume

•Drawdown between 17th May 2016 and 31st May 2016
•First repayment instalment is payable three months after Drawdown
•The mentioned repayment , profile (see definition "Repayment")

NORD/LB	Private & Confidential

Notes:

If Borrower decides not to draw the commitment during the Availability Period, Lender is entitled to invoice breakage costs for cancellation of Lender's funding

In case of any unforeseeable circumstances after fixing of Lender's Liquidity Costs which have an impact on the drawdown (especially if Drawdown takes places later than 31st May 2016) and the debt service in terms of amounts and timing, Lender has the right to adjust the existing funding and replace the existing Lender's Liquidity Costs mentioned in the loan agreement in sole discretion.

Interest Rate:
Floating rate: 3 months LIBOR plus Liquidity Costs plus Net Margin (plus additional liquidity costs, if any, to be determined by Lender according to its reasonable discretion), payable in arrears on the last day of each Interest Period.

Market Disruption:	Documentation shall include a standard Loan Market Association ("LMA") market disruption clause.
Default Interest:	2% p.a. above the applicable Interest Rate in case of payment default.
THE SECURITIES
Securities:
Usual and customary for a transaction of this type, including, but not limited to:

General:

Irrevocable and unconditional payment guarantee of the Guarantor (payable upon first written demand as primary obligation and not merely as a surety), guaranteeing all of the obligations of the Borrower,
Post-Delivery Loan:

-First priority mortgage on the Vessel covering 120% of the Facility Amount (ship register and flag to be acceptable to the Lender);
-First priority general assignment, of all Insurances/P&I Entries of the Borrower and co-assureds (if any) regarding the Vessel together with cover notes, certificates of entry, letter of undertaking and respective notices (including loss payable clause acceptable to the Lender and fleet lien waiver);
-First priority general assignment of all earnings of the Vessel;
-First priority general assignment of all employment contracts between the Borrower and any charterer with a term of 12 months or longer together with proof of receipt of  respective notice and/or acknowledgement;

NORD/LB	Private & Confidential

-First priority general assignment of all warranties under the Shipbuilding Contract, together with proof of receipt of respective notice and/or acknowledgement;
-First priority general assignment or pledge of all hedging agreements, if any;
-Pledge of Borrower Accounts;
-First priority pledge of shares of the Borrower; if legally advised

Borrower Account(s)	Any revenues of the Vessel including all charter revenues have to be paid in full into the Borrower's earnings account (the "Earnings Account"), to be opened and maintained with the Account Bank.

The Borrower has to maintain a debt service reserve during the lifeterm of the loan on a reserve account with the Account Bank (the "Debt Service Reserve Account"). During the first 3 years of the initial Time Charter, the balance on the Debt Service Reserve Account shall be increased quarterly to an amount sufficient to cover the next six months principal due under the Facility from there on.

Security Coverage:
FMV of 125% of the facility amount outstanding to be maintained at all times. From year 3 of the Time Charter, the FMV of 143% of the facility amount to be maintained at all times.

The FMV shall be determined by using one written valuation prepared by a broker appointed by the Lender / Facility Agent from the list of Approved Brokers on a charter free basis. The Approved Broker's valuations shall be used for the FMV test upon drawdown of the Post-Delivery Loan (and reduce the available Facility Amount for final drawdown, if applicable) and shall be renewed in the course of the FMV testing on each anniversary thereof. Any costs related to such valuations to be borne by the Borrower.

Should the Borrower not agree with the valuation from the Approved Broker, it may appoint at its expense another Approved Broker in its sole and absolute discretion and the average of both valuations shall be used to determine the FMV. Should the valuation of the Borrower differ more than $500,000 from the valuation of the Lender, the Borrower has the right to get a 3rd valuation from another Approved Broker and then the FMV to be determined as the average of the 3 valuations.

Each Approved Broker valuation has to be addressed to the Lender/Facility Agent.

A breach of Security Coverage can be remedied either by additional collateral or prepayment.

NORD/LB	Private & Confidential

Approved Broker:	e.g. Fearnleys, Arrow, Clarksons, Ingenieurbüro Weseimann, SSY Valuation Services Limited, Maersk Broker, Barry Rogliano Salles, Allied Shipbroking Inc.
THE GENERAL TERMS
Documentation:
The Facility to be subject to legal documentation prepared in English language, comprising terms acceptable to the Lender, including, among others, representations and warranties, undertakings, negative pledge, financial covenants, no additional indebtedness, no maritime lien other than in the ordinary course of business, events of default, illegality, business days in Hannover and other relevant places and other provisions usual and customary for a Facility of this nature.

Information Undertakings:
As usual and customary for a transaction of this type, including, but not limited to:

-Audited consolidated financial statements for the Guarantor in English (within 180 days of the end of each financial year);
-Semi-annual unaudited accounts for the Borrower and the Guarantor in English (within 90 days of the end of each financial half-year);
-Liquidity and cash-flow forecast for the next 2 years to be provided at the beginning of each calendar year for Borrower;
-Details of any material litigation, arbitration or administrative proceedings (if any);
-Such other information regarding the financial condition, business and operations of the Borrower and the Guarantor as the Lender may reasonably request (e.g. current employment status of the Vessel);

All information necessary to carry out the obligatory "know your customer" checks.

Vessel related Undertakings:
As usual and customary for a transaction of this type,  including, but not limited to:

-Compliance with ISM Code and applicable environmental regulations;
-The Vessel to be free of all encumbrances, except for the security created with respect to the Facility;
-The Vessel to be classed with a classification society acceptable to the Lender at all times;
-The Vessel shall be registered under Liberian flag or any other flag acceptable to the Lender at all times;
-The Security Agent or its representatives have the right to physically inspect the Vessel at the Borrower's expense at all times.

NORD/LB	Private & Confidential

Insurance:
The Borrower shall maintain throughout the life of the Loan insurances with insurers acceptable to the Lender as usual and customary for a transaction of this type, including, but not limited to:
Hull & Machinery, Increased Value, War Risks including War P&I, P&I (member of International Group).

MII, MAP, MRI being arranged by the Lender on account of Borrower.

Any insurance related costs including the costs of an insurance report, e.g. by BankServe to be borne by the Borrower. If applicable, the Vessel's insurances shall cover its full commercial value, but in any event 120% of the outstanding facility amount.

Financial Covenants:
The following Financial Ratios are agreed but not limited to these:

•Ratio of Total debt to Total assets at all times not to be greater than 0.8 to 1.0 at Borrower level
•Ratio of EBITDA (excluding extraordinary and non cash items and before lease payments) to Interest expenses at all times to be at least 2.5 times to 1.0 in relation to the preceding four quarters at Borrower level
•Leverage ratio <= 75% at Guarantor level (Total net Debt (loans .1. cash) to Aggregate Fair Market Value of Vessels owned by the Guarantor)
•Minimum Cash at Guarantor level:
USD 750,000 per vessel directly owned (or through wholly-owned subsidiaries) and
USD 500,000 per vessel which are in a bareboat structure

Ratios to be tested based on the financial statements on a semi-annually basis and a respective Compliance Certificate has to be provided to the Lender.

Representation & Warranties:	As usual and customary for a transaction of this type.
Events of Default:
As usual and customary for a transaction of this type, including, but not limited to:

-Non-payment under any finance document;
-The Shipbuilding Contract, initial employment contract of the Vessel, Facility agreement or any security document are terminated or cease to remain in full force and effect;

NORD/LB	Private & Confidential

-Breach of representations, warranties or undertakings or any Financial Covenant by the Borrower or by the, Guarantor;
-Breach of Security Coverage
-Bankruptcy/insolvency events relating to the Borrower, Guarantor or Charterer;
-Illegality, unlawfulness or litigation;
-Material adverse change affecting the Borrower, Guarantor or Charterer;
-Total loss of Vessel (duty to prepay the Facility on the earlier of the date falling 90 days after the total loss date and the date of receipt of the respective insurance proceeds relating to such total loss);
-Sale of Vessel (duty to prepay the Facility on the date on which the sale is completed);
-Arrest and/or detention of Vessel;
-Change of ownership/control of the Borrower and/or Guarantor (means in case of the Guarantor a reduction of Mr Evangelos Pistiolis (including his family) shares below 20%);
-Change of business of Borrower;
-Change of class, flag or ship management of the Vessel without prior consent of the Lender;
-Cross default of the Borrower and/or Guarantor.

Conditions Precedent:	As usual and customary for a transaction of this type.
Syndication/Transfer:
The loan documentation shall allow NORD/LB to transfer the credit claim and/or the commercial risk of granting the credit to third parties (any company affiliated to NORD/LB, a member of the European System of Central Banks, a banking or financial services institution, a financing company, an insurer, a social security or pension fund, a capital investment company, a financial intermediary or a special purpose vehicle with or without own legal personality) and to make use of 'KEV'-refinancing. To this extent, the Borrower will release NORD/LB from the banking secrecy provisions.

Market Flex:
The Lender shall be entitled after consultation and mutual Agreement with the Borrower to change the pricing, terms and/or structure of the Facility if the Lender determines that such changes are advisable in order to ensure a successful syndication of the Facility
.

Miscellaneous Provisions:
The Facility agreement will contain provisions relating to, among other things, default interest, market disruption, material adverse change, breakage costs, withholding tax, tax gross up and indemnities, increased costs, set-off, administration, etc.

NORD/LB	Private & Confidential

Governing Law:	English law in relation to this Binding Term Sheet as well as the Facility agreement and the security documents (if applicable and not governed mandatorily by another law).
Place of Jurisdiction:	Courts of London, England.
Legal Counsel:
Watson, Farley & Williams, Piraeus (or any other agreed law firm)

All costs and expenses for legal services which incur in relation to this transaction shall be borne by the Borrower, irrespective of whether this transaction materialises or not.

Confidentiality:	This Binding Term Sheet is for the Borrower's, Sponsor's and Guarantor's exclusive use and shall be treated strictly confidential.
Disclosure of information:
The Lender may disclose to any person, its head office, subsidiary, parent or affiliate, any governmental institution or to any regulatory body or its advisors (in order to comply with any existing law or governmental requirement) any information which the Lender has received in relation to the Borrower, the Guarantor and/or any other information in relation to the Facility provided that the receiver has agreed to keep such information confidential. The borrower may disclose any information in relation to this loan as required by SEC and NASDAQ requirements.

Language:	Any documents in another language than English have to be provided with a certified translation at the Borrower's expense.
Publicity:
The Borrower and Guarantor consents to the publication of their name and logo, number and type of the financed Vessel, the Facility Amount and the role of the Lender for league tables, company presentations, etc.

Any publicity regarding the Facility to be agreed in advance between Lender and Borrower and Guarantor.

NORD/LB	Private & Confidential

For and on behalf of

Norddeutsche Landesbank Girozentrale

/s/Herrmann	/s/Fischer
Herrmann	Fischer

This Binding Term Sheet shall remain open for acceptance until Expiry.  Any extension of this period shall be at the sole discretion of the Lender.

Agreed and accepted for an on behalf of the Borrower

Signature:	/s/Dimosthenis Eleftheriadis
Name:	Dimosthenis Eleftheriadis
Title:	Director
Date:	April 4, 2016

Agreed and accepted for an on behalf of the Guarantor/Sponsor

Signature:	/s/Alexandros Tsirikos
Name:	Alexandros Tsirikos
Title:	Director
Date:	April 4, 2016